Exhibit 99.1
PRESS RELEASE
CEA Industries Inc. Reports Full Year Fiscal 2026 Financial Results
●Successfully executed strategic transformation into a leading publicly traded Digital Asset Treasury focused exclusively on the BNB ecosystem.
●Holds 515,544 BNB tokens with a fair value of approximately $317.3 million as of April 30, 2026.
●Generated $7.9 million in airdrop income
●Reports Full Year Fiscal 2026 Net Income of $115.2 million, or $2.52 per diluted share
LOUISVILLE, Colorado –– CEA Industries Inc. (Nasdaq: BNC) (“CEA Industries” or the “Company”), a growth-oriented company focused on managing the world’s largest corporate treasury of BNB, today announced its financial results for the fourth quarter and full fiscal year ended April 30, 2026.
Management Commentary
“Fiscal 2026 was a transformative year for CEA Industries, marked by our strategic pivot in August 2025 to become the largest publicly traded digital asset treasury focused exclusively on BNB,” said David Namdar, Chief Executive Officer. “Following our $500 million PIPE transaction, we successfully accumulated 515,544 BNB tokens. While the digital asset markets experienced significant volatility in the latter half of our fiscal year, our conviction in the long-term utility and scarcity of BNB remains steadfast. Furthermore, our recent board reconstitution, leadership appointments, and decisive actions to renegotiate our asset management structure demonstrate our unwavering commitment to strong corporate governance and maximizing long-term shareholder value.”
Fiscal 2026 Financial Highlights
●Net Income: Reported net income of $115.2 million, or $2.52 per diluted share. This was primarily driven by a $282.9 million non-cash gain on the change in fair value of warrant liabilities, partially offset by a $130.3 million unrealized loss on digital assets due to market price fluctuations.
●Treasury Yield: Generated $7.9 million in non-operating income from digital asset airdrops within the Binance ecosystem
●Digital Asset Holdings: As of April 30, 2026, the Company held 515,544 BNB tokens (487,956 unrestricted and 27,588 restricted). The total fair value of the Company's digital assets was $319.6 million at fiscal year-end.
●Liquidity: Ended the fiscal year with $3.1 million in cash and cash equivalents, and on May 1, 2026, the Company entered into a master loan facility, drawing $10.0 million in USDC secured by $17.0 million of BNB collateral to support ongoing liquidity needs without liquidating core treasury assets.

Corporate Governance and Operational Highlights
●Board and Leadership Evolution: The Company reconstituted all four of its standing Board committees with fully independent directors and appointed Brent Miller as Chief Financial Officer.
●Asset Management Agreement (AMA) Litigation: On May 22, 2026, following unsuccessful attempts by the Board's Strategic Committee to renegotiate the AMA to market-standard terms, the Company filed a complaint in the U.S. District Court for the District of Delaware seeking to void the AMA and recover fees.
●Transparency Initiatives: An investor dashboard was announced and launched to provide shareholders with real-time visibility into the Company’s digital asset holdings and performance.
●Share Repurchases: Subsequent to the fiscal year-end, the Company opportunistically repurchased 1,434,112 shares of its common stock for $3.8 million under its authorized Share Repurchase Program.
Business Outlook
Looking ahead, CEA Industries remains committed to the disciplined execution of its BNB digital asset treasury strategy, which is designed to complement and strengthen its operating businesses. The Company will continue to strategically deploy significant capital acquiring additional BNB, deepening its position as the world's largest corporate BNB treasury, while continuing to make opportunistic share repurchases.
About CEA Industries Inc.
CEA Industries Inc. (Nasdaq: BNC) is a growth-oriented company that focuses on building category-leading businesses in consumer markets, including building and managing the world’s largest corporate treasury of BNB.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties, including forward-looking statements regarding BNC’s expectations or beliefs regarding the Company’s position as the largest BNB treasury in the world, its disciplined execution on the BNB treasury strategy, the intent to deploy capital to make BNB acquisitions and opportunistic share repurchases, the progress and result of AMA litigation, and regarding the timing and progress of the leadership transition. BNC wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in BNC’s business, as well as other important factors that may have affected and could in the future affect BNC’s actual results and could cause BNC’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of BNC. In evaluating these forward-looking statements, readers should consider various risk factors, which include, but are not limited to, BNC’s ability to keep pace with new technology and changing market needs; BNC’s ability to finance its current business and proposed future business, including the ability to finance the continued acquisition of BNB; the competitive environment of BNC’s business; and the future value and adoption of BNB. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions and risks, many of which are beyond BNC’s control. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in BNC’s filings with the SEC, including BNC’s Form 10-K filed with the SEC on June 23, 2026, as may be amended or supplemented from time to time. Copies of BNC’s filings with the SEC are available on the SEC’s website at www.sec.gov. BNC undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.
CEA Industries Media Inquiries:
Edelman Smithfield
CEA@edelmansmithfield.com
CEA Industries Investor Relations:
james@haydenir.com